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                                                                 EXHIBIT 99.1(B)


                      Amended Certificate of Designation
                      ----------------------------------

                         PRUDENTIAL EQUITY INCOME FUND

          The undersigned, being the Assistant Secretary of Prudential Equity Income Fund (hereinafter referred to as the "Trust"), a trust with transferable shares of the type commonly called a Massachusetts business trust, DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Section 6.9 and Section 9.3 of the Declaration of Trust, dated September 18, 1986, as amended to date, including by an Amended and Restated Declaration of Trust dated August 16, 1994 and filed with the Secretary of The Commonwealth of Massachusetts on September 15, 1994 (hereinafter referred to as the "Declaration of Trust"), and by the affirmative vote of a majority of the Trustees at a meeting duly called and held on July 26, 1995, the Certificate of Designation dated January 11, 1990 and filed with the Secretary of The Commonwealth of Massachusetts on January 18, 1990 amending the Declaration of Trust, as most recently amended by an Amended and Restated Certificate of Designation dated July 27, 1994 filed with the Secretary of The Commonwealth of Massachusetts on July 28,1994, is hereby further amended and restated effective as of January 2, 1996, as follows:

          (1) The shares of beneficial interest of the Trust are classified into four classes, designated "Class A Shares," "Class B Shares," "Class C Shares" and "Class Z Shares," an unlimited number of each of which may be issued. All Class A Shares, Class B Shares and Class C Shares outstanding on the date on which the amendments provided for herein become, effective shall be and continue to be Class A Shares, Class B Shares and Class C Shares, respectively.

          (2) The holders of Class A Shares, Class B Shares, Class C Shares and Class Z Shares shall be considered Shareholders of the Trust, and shall have the relative rights and preferences set forth herein and in the Declaration of Trust with respect to Shares of the Trust, and shall also be considered Shareholders of the Trust for all other purposes (including, without limitation, for purposes of receiving reports and notices and the right to vote) and, for matters reserved to the
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Shareholders of one or more other classes by the Declaration of Trust or by any instrument establishing and designating a particular class, or as required by the Investment Company Act of 1940 and/or the rules and regulations of the Securities and Exchange Commission thereunder (collectively, as from time to time in effect, the "1940 Act") or other applicable laws.

          (3) The Class A Shares, Class B Shares, Class C Shares and Class Z Shares shall represent an equal proportionate interest in the share of such class in the Trust Property, adjusted for any liabilities specifically allocable to the Shares of that class, and each Share of any such class shall have identical voting, dividend, liquidation and other rights and the same terms and conditions, except that the expenses related directly or indirectly to the distribution of the Shares of a class, and any service fees to which such class is subject (as determined by the Trustees), shall be borne solely by such class, and such expenses shall be appropriately reflected in the determination of net asset value and the dividend, distribution and liquidation rights of such class.

          (4) (a) Class A Shares shall be subject to (i) a front-end sales charge and (ii) (A) an asset-based sales charge pursuant to a plan under Rule 12b-1 of the 1940 Act (a "Plan"), and/or (B) a service fee for the maintenance of shareholder accounts and personal services, in such amounts as shall be determined from time to time.

               (b) Class B Shares shall be subject to (i) a contingent deferred sales charge and (ii) (A) an asset-based sales charge pursuant to a Plan, and/or
(B) a service fee for the maintenance of shareholder accounts and personal services, in such amounts as shall be determined from time to time.

               (c) Class C Shares shall be subject to (i) a contingent deferred sales charge and (ii) (A) an asset-based sales charge pursuant to a Plan, and/or
(B) a service fee for the maintenance of shareholder accounts and personal services, in such amounts as shall be determined from time to time.

               (d) Class Z Shares shall not be subject to either an initial or contingent deferred sales charge nor subject to any Rule 12b-1 fee.

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          (5) Subject to compliance with the requirements of the 1940 Act, the
Trustees shall have the authority to provide that holders of Shares of the Trust shall have the right to convert said Shares into Shares of one or more other registered investment companies specified for the purpose in this Trust's Prospectus for the Shares accorded such right, that holders of any class of Shares of the Trust shall have the right to convert such Shares into Shares of one or more other classes of the Trust, and that Shares of any class of the Trust shall be automatically converted into Shares of another class of the Trust, in each case in accordance with such requirements and procedures as the Trustees may from time to time establish. The requirements and procedures applicable to such mandatory or optional conversion of Shares of any such class shall be set forth in the Prospectus in effect with respect to such Shares.

          (6) Shareholders of each class shall vote as a separate class, as the case may be, on any matter to the extent required by, and any matter shall be deemed to have been effectively acted upon with respect to any class as provided in, Rule 18f-2, as from time to time in effect, under the 1940 Act, or any successor rule and by the Declaration of Trust. Except as otherwise required by the 1940 Act, the Shareholders of each class, voting as a separate class, shall have sole and exclusive voting rights with respect to the provisions of any Plan applicable to Shares of such class, and shall have no voting rights with respect to provisions of any Plan applicable solely to any other class of Shares of such Trust.

          IN WITNESS WHEREOF, the undersigned has set her hand and seal this 14th day of December, 1995.

                                       /s/ Marguerite E. H. Morrison
                                    ____________________________________
                                    Marguerite E. H. Morrison,
                                    Assistant Secretary


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                                 ACKNOWLEDGMENT
                                 --------------


STATE OF NEW YORK  )
                   )  SS                                       December 14, 1995
COUNTY OF NEW YORK )


     Then personally appeared before me the above named Marguerite E. H. Morrison, Assistant Secretary, and acknowledged the foregoing instrument to be her free act and deed.



                                                 /s/ Lenora Hines
                                          -------------------------------
                                                  Notary Public

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